                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                             FRONTIER CORPORATION
               (Name of Registrant as Specified In Its Charter)


                             FRONTIER CORPORATION
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

     (4) Proposed maximum aggregate value of transaction:

-------------
     * Set forth the amount on which the filing is calculated and state how it was determined.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

[LOGO OF FRONTIER APPEARS HERE]


NOTICE OF ANNUAL MEETING OF
COMMON SHAREOWNERS

TO BE HELD ON  MAY 2, 1997


Frontier Corporation

Frontier Center
180 South Clinton Avenue
Rochester, New York 14646-0700


Proxy
  Statement




Dear Shareowners:

The Annual Meeting of Common Shareowners of Frontier Corporation (the Company") will be held at the Westin Hotel, Tabor Center Denver, 1672 Lawrence Street, Denver, Colorado 80202 at 10:30 a.m., local time, on May 2, 1997. The purposes of the meeting are:

 .  To elect twelve Directors;

 . To elect Price Waterhouse LLP as the Company's public accountants for the fiscal year ending December 31, 1997;

 . To act upon a shareowner proposal concerning executive change in control arrangements; and

 . To transact such other business, if any, as may properly come before the meeting or any adjournments thereof.

The Board of Directors amended Article II, Section 2, of the By-Laws to set the number of Directors constituting the entire Board at twelve, effective April 30, 1996.

The Board of Directors has fixed the close of business on March 14, 1997, as the record date for the determination of shareowners entitled to notice of and to vote at the meeting.

Your vote is very important. Please sign and date the enclosed proxy card and return it promptly in the enclosed return envelope, whether or not you expect to attend the meeting. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the Board of Directors' recommendations. You may revoke your proxy and vote in person if you decide to attend the meeting.

An admission card will be required to gain entry to the meeting. If you are planning to attend the Annual Meeting, please check the box on the back of the proxy card. We will then send you your admission card. A map which indicates the meeting place appears on the back cover of the proxy statement.

By Action of the Board of Directors,

/s/ Josephine S. Trubek

Josephine S. Trubek
Corporate Secretary
Rochester, New York
March 24, 1997

Table of Contents

Proxy Statement

Proxy Solicitation                                   1
Voting at the Annual Meeting                         1
Proposal 1 Election of Directors                     1
Information about the Board of Directors             1
Nominees for Director                                2
Stock Ownership of Management, Directors
 and Certain Beneficial Owners                       4
Section 16(a) Beneficial Ownership
 Reporting Compliance                                5
Report of Committee on Directors                     5
Report of Committee on Management                    6
Performance Graph                                    8
Compensation of Company Management                   9
Summary Compensation Table                           9
Option/SAR Grants in Last Fiscal Year               10
Individual Grants in 1996 Table                     10
Aggregated Option/SAR Exercises in
 Last Fiscal Year and Fiscal Year End
 Option/SAR Values Table                            11
Long-Term Incentive Plans-Awards in
 Last Fiscal Year Table                             11
Pension Plan Table                                  12
Compensation Committee Interlocks and
 Insider Participation in Compensation Decisions    13
Indemnification of Certain Persons                  13
Proposal 2 Election of Public Accountants           14
Proposal 3 Shareowner Proposal Regarding
 Executive Change in Control Arrangements           14
Other Matters                                       15
Future Proposals of Shareowners                     15

Proxy Statement
1997 Annual Meeting of Common Shareowners of Frontier Corporation



Proxy Solicitation

The board of directors ("Board of Directors") of Frontier Corporation (the "Company"), a New York corporation, is soliciting proxies for use at the annual meeting of holders of the Company's $1.00 par value common stock. We are sending you this Proxy Statement and the enclosed proxy card in connection with the Board's solicitation so that you may vote your shares. The meeting (the "Annual Meeting") will be held on May 2, 1997, at 10:30 a.m., local time at the Westin Hotel, Tabor Center Denver, 1672 Lawrence Street, Denver, Colorado 80202, or any later time, if adjourned, for the purposes stated in the Notice of Annual Meeting of Common Shareowners provided to you.

  The Company will pay the cost of proxy solicitation. In addition to the solicitation of proxies by mail, some officers and employees of the Company, without additional compensation, may contact you personally or by telephone, facsimile, telegraph or cable, to solicit your proxy. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record and will reimburse such persons for forwarding such materials. In addition, the Company has retained Georgeson & Co., Inc., New York, New York, to aid in the solicitation of proxies at a fee not to exceed $7,500, plus reimbursement for out-of-pocket expenses incurred by that firm on behalf of the Company.

  The principal executive offices of the Company are located at 180 South Clinton Avenue, Rochester, New York 14646, and its telephone number is (716) 777-1000.

Voting at the Annual Meeting

The close of business on March 14, 1997, is the Record Date for determination of the shareowners entitled to notice of, and to vote at, the Annual Meeting. On that date there were 164,130,495 shares of the Company's $1.00 par value common stock outstanding and entitled to vote at the meeting. Each shareowner may cast one vote for each share of common stock held as of the Record Date.

  Each proxy which is properly executed and returned in the enclosed return envelope will be voted at the Annual Meeting. Shares represented by your proxy will be voted in accordance with the directions you specify on the proxy card. If your proxy does not specify a choice, your shares will be voted for the election of the Directors nominated in the proxy; in favor of the election of Price Waterhouse LLP as public accountants; and against the shareowner proposal. You have the right to revoke your proxy by executing a proxy bearing a later date, by attending the meeting and voting in person, or by otherwise notifying the Company prior to the meeting.

  The proxy card contains spaces for you to indicate if you wish to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for Director. Directors are elected by a plurality of the votes cast. Votes withheld in connection with the election of one or more of the nominees for Director will not be counted as votes cast in connection with that nominee's election. Public accountants are elected by a majority of the votes cast. Approval of the shareowner proposal requires a majority of the votes cast as well. Abstentions are not counted in determining the votes cast in connection with the selection of public accountants or approval of the shareowner proposal.

  The New York Stock Exchange allows brokerage firms holding shares for the benefit of their clients to vote in their discretion on behalf of their clients with respect to "discretionary items" if the clients have not furnished voting instructions within ten days of the shareowner meeting. The election of Directors and public accountants are discretionary items with respect to which brokerage firms may vote. The shareowner proposal is not a discretionary item and brokers who receive no instructions from their clients may not vote on this proposal. If your broker does not vote your shares, those broker "non-votes" will not be considered as votes cast with respect to the shareowner proposal.

--------------------------------------------------------------------------------
Proposal 1 - Election of Directors

YOUR BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" ALL NOMINEES.

Information about the Board of Directors
--------------------------------------------------------------------------------
Board of Directors

The Board of Directors of the Company currently consists of twelve persons. The Board of Directors nominates the twelve persons named on pages 3 and 4 for election to the Board of Directors. All of these people are currently Directors of the Company, and their terms of office all expire on the date of the Annual Meeting. If elected, all of them will serve until the Annual Meeting of Shareowners to be held in 1998 or until such time as their respective successors are elected.

  The Board of Directors held six meetings during 1996. All of the Directors attended at least 75% of the total meetings of the Board and its committees which they were eligible to attend.




This Proxy Statement and Form of Proxy are being first sent to Shareowners on March 24, 1997.

Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the Board and through the activities of its committees. The standing committees of the Board are the Audit Committee, the Committee on Management, the Committee on Directors and the Executive Committee.

Audit Committee

The Audit Committee of the Board is currently composed of Jairo A. Estrada, Chair; Raul E. Cesan, Brenda E. Edgerton and Richard J. Uhl. This committee reviews the scope of audit activities and the financial reports of the Company, and reviews with management significant and material matters which may result in either potential liability to the Company or significant exposure to the Company. The Committee also makes reports and recommendations with respect to audit activities, findings, and reports of the independent public accountants and the internal audit staff of the Company. The Audit Committee held four meetings in 1996.

Committee on Management

The present members of the Committee on Management are Daniel E. Gill, Chair; Michael E. Faherty and Dr. Leo J. Thomas. This committee is responsible for determining the compensation, benefits and perquisites of all senior executive officers of the Company, with the exception of the Chief Executive Officer, and for recommending the compensation, benefits and perquisites of the Chief Executive Officer to the full Board after an evaluation of his performance. This committee also develops and administers executive compensation plans and reviews succession planning for the Company and other significant human resources issues. The Committee on Management held five meetings in 1996.

Committee on Directors

The Committee on Directors serves as the nominating committee and also is responsible for corporate governance issues. The Committee currently consists of Patricia C. Barron, Chair; Robert Holland, Jr., Douglas H. McCorkindale and Dr. Leo J. Thomas. The Committee reviews all matters relating to the selection, qualification, evaluation, and compensation of members of the Board of Directors and all nominees to the Board. The Committee on Directors held four meetings in 1996.

  The Committee on Directors will consider nominations by shareowners. Such suggestions should include sufficient biographical information so that the Committee can appropriately assess a nominee's qualifications. This information would include, at a minimum, the nominee's name and address, business and other experience relevant to serving as a member of Frontier's Board of Directors, and a listing of any other Boards on which the nominee may be a member. All submissions should be sent by a letter addressed to the Corporate Secretary, Frontier Corporation, 180 South Clinton Avenue, Rochester, New York 14646-0700. Suggestions in connection with the 1998 Annual Meeting of Common Shareowners must be received by October 31, 1997 in order to receive consideration.

Executive Committee

The present members of the Executive Committee are Douglas H. McCorkindale, Chair; Patricia C. Barron, Ronald L. Bittner, Jairo A. Estrada, Daniel E. Gill and Alan C. Hasselwander. The Executive Committee possesses all of the powers of the Board of Directors except those which, by law or the Company's By-Laws, cannot be delegated to it. The Executive Committee met four times in 1996.

Compensation of Directors

Directors are paid an annual retainer and meeting fees. The annual retainer consists of 1,200 shares of Frontier Corporation common stock. The meeting fee is $1,500 for each Board and/or committee meeting attended. The annual retainer for each committee chair consists of 300 shares of Frontier Corporation common stock. New Directors also receive an additional one-time grant of 1,000 shares of Frontier Corporation common stock which they must hold during their tenure on the Board. Directors who are employees of the Company or its subsidiaries receive no annual retainer or meeting fees. Directors may elect to defer payment of their fees to future years.

  Pursuant to the Company's Directors' Stock Incentive Plan, Directors annually receive an option to purchase 4,000 shares of the Company's common stock. These options expire ten years after issuance, and the exercise price is the closing price of the stock on the day the option was issued. Each outside Director received a grant of options for 4,000 shares at an exercise price of $30.25 per share on April 24, 1996.

  Directors also receive cellular telephone equipment and service and other nominal in-kind items.

--------------------------------------------------------------------------------
Nominees for Director

The Board believes that all of the persons it has nominated will be available and willing to serve as Directors. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend or the Board may fill the vacancy at a later date after selecting an appropriate person.

  The principal occupation and business experience of each nominee for election at the Annual Meeting of Common Shareowners to be held on May 2, 1997 appears next to that person's photograph.

[PHOTO OF PATRICIA C. BARRON APPEARS HERE]

Patricia C. Barron, 54, is President, Xerox Engineering Systems, Xerox Corporation, a manufacturer of office systems and equipment, and has held this position since February 1994. From March 1992 until February 1994, she was President, Office Documents Products Division, Xerox Corporation. From 1979 to March 1992, she was a Vice President of Xerox Corporation. She is a Director of Quaker Chemical Corporation and of Reynolds Metals Company. She has been a Director of the Company since 1990.

[PHOTO OF RONALD L. BITTNER APPEARS HERE]

Ronald L. Bittner, 55, is Chairman and Chief Executive Officer of the Company and has held this position since April 1993. He also served as the Company's President and Chief Executive Officer from February 1992 to April 1993, and was an Executive Vice President and President Telecommunications Group from May 1988 to February 1992. He is a Director of Dynatech Corp. and of LG&E Energy Corp. He has been a Director of the Company since 1989.

[PHOTO OF RAUL E. CESAN APPEARS HERE]

Raul E. Cesan, 49, is President, Schering-Plough Pharmaceuticals and Executive Vice President, Schering-Plough Corporation, a worldwide manufacturer and marketer of pharmaceutical and health care products and has held this position since September 1994. From September 1992 through September 1994, he was President, Schering Laboratories - U.S. Pharmaceutical Operations. From September 1988 to September 1992, he was President, Schering-Plough International. He has been a Director of the Company since 1995.

[PHOTO OF BRENDA E. EDGERTON APPEARS HERE]

Brenda E. Edgerton, 47, is Vice President - Business Development, Campbell Soup Company, a manufacturer of prepared convenience foods and has held this position since May 1996. From May 1994 to May 1996, she held the position Vice President, Finance - U.S. Soup, and from August 1989 through April 1994, she was Vice President and Treasurer, Campbell Soup Company. She has been a Director of the Company since 1993.

[PHOTO OF JAIRO A. ESTRADA APPEARS HERE]

Jairo A. Estrada, 49, is a private investor. Until December 1995 he was Chairman of the Board and Chief Executive Officer of Garden Way Incorporated, a company which manufactures outdoor power equipment. Mr. Estrada has been a Director of the Company since 1989.

[PHOTO OF MICHAEL E. FAHERTY APPEARS HERE]

Michael E. Faherty, 61, is the principal of MICO, a general business consulting and contract executive firm since February 1977. In connection with this business, he has served, since 1994, as Chairman of ECCS, Inc., a provider of open systems-based networked computing solutions which incorporate ECCS' mass storage enhancement products. From 1994 until June 1996, he also served as ECCS' Chief Executive Officer. From January 1992 to January 1994, he also was President and Chief Executive Officer of Shared Financial Systems, Inc., and was, from February 1989 to June 1992, President and/or Chairman of Intec Corp. Subsequent to February 1977 and prior to 1989, he had served as either Chief Executive or Chief Operating Officer for varying periods of time of Information Magnetics, Cable & Wireless North America, Digital Sound Corporation, and Banc Tec, Inc. He is a Director of Banc Tec, Inc., and of ECCS, Inc. Mr. Faherty has been a Director of the Company since 1995.

[PHOTO OF DANIEL E. GILL APPEARS HERE]

Daniel E. Gill, 60, is Past Chairman and Chief Executive Officer of Bausch & Lomb Incorporated, a worldwide manufacturer and marketer of health care and optical products. Mr. Gill retired from that position in December 1995. Mr. Gill has been a Director of the Company since 1981.

[PHOTO OF ALAN C. HASSELWANDER APPEARS HERE]

Alan C. Hasselwander, 63, is Past Chairman of the Board of Rochester Telephone Corporation (now Frontier Corporation). From February 1992 to April 1992, he was Chairman of the Company. From July 1984 to February 1992, he was President and Chief Executive Officer of the Company. He has been a Director of the Company since 1984.

[PHOTO OF ROBERT HOLLAND APPEARS HERE]

Robert Holland, Jr., 56, is the former Chief Executive Officer of Ben and Jerry's Homemade, Inc., a manufacturer and marketer of premium ice cream. He held that position from February 1995 until October 1996. From 1991 to 1995, he was Chairman and Chief Executive of Rokher-J, Inc., a business consulting firm, and from 1990 to 1991, he was Chairman of Gilreath Manufacturing, Inc. He is also a Director of Mutual Life Insurance Company of New York, Trumark Inc., and A.C. Nielsen Co. Mr. Holland has been a Director of the Company since 1995.

[PHOTO OF DOUGLAS H. MCCORKINDALE APPEARS HERE]

Douglas H. McCorkindale, 57, is Vice Chairman and Chief Financial and Administrative Officer of Gannett Co., Inc., a nationwide diversified communications company. He is a Director of Gannett Co., Inc., Continental Airlines, and a director or trustee of a number of investment companies in the family of Prudential Mutual Funds. He has been a Director of the Company since 1980.

[PHOTO OF DR. LEO J. THOMAS APPEARS HERE]

Dr. Leo J. Thomas, 60, retired in May 1996, from Eastman Kodak Company, a manufacturer of imaging products. From September 1994 to May 1996, he held the position Executive Vice President. From September 1991 to September 1994, he was Group Vice President, Eastman Kodak Company. He is a Director of John Wiley & Sons, Inc. He has been a Director of the Company since 1984.

[PHOTO OF RICHARD J. UHL APPEARS HERE]

Richard J. Uhl, 56, is President and a Director of Chicago Holdings, Inc., a privately owned company engaged in the management of several lease portfolios owned by it and its subsidiaries and in investments in operating companies. He has held these positions since 1985. Since July 1995, Mr. Uhl has also served as Chairman of the Board of Business Alliance Capital Corporation, an asset based lender to small and medium sized businesses. Since December 1987, Mr. Uhl also has been the President of Steiner Financial Corporation. He has been Chairman of the Board of DACC Liquidation Corp. (formerly known as Dealers Alliance Credit Corp.) since November 1993 and a Director of First Merchant's Acceptance Corp., since May 1991. Both of these companies are purchasers and servicers of automobile finance contracts. He has been a Director of the Company since 1995.

--------------------------------------------------------------------------------
Stock Ownership of Management, Directors and Certain Beneficial Owners

In 1993, the Committee on Directors first established targets for the minimum amounts of the Company's common stock which Directors should own. These targets for stock ownership consider the length of a Director's tenure on the Board. The current target for each outside Director with at least five years of service on the Board is the beneficial ownership of at least 6,800 shares of the Company's common stock. All Directors with five years service on the Board have met this target.

  Executive officers of the Company are also encouraged to own shares of the Company. The recommended stock ownership level is based on each officer's position in the organization and is a multiple of salary. Mr. Bittner and each Executive Vice President has a stock ownership target which is the beneficial ownership of Company common stock equal in value to four times his respective salary. Each other Company executive has a target of beneficial ownership of Company common stock, varying by salary grade, equal in value to one to three times his or her respective salary. Each corporate officer is expected to achieve his or her target by the later of January 1, 1999 or the fifth anniversary of his or her appointment as an executive officer.

  The following table sets forth the number of shares of the Company's common stock beneficially owned by each Director and nominee, by each of the named executive officers, and by Directors and officers of the Company as a group as of February 1, 1997. No Director, officer or nominee beneficially owns more than 1% of the Company's outstanding shares of common stock. The group's aggregate holdings constitute less than 1% of the Company's issued and outstanding common stock.

Management and Directors Stock Ownership Table
as of February 1, 1997
--------------------------------------------------------------------------------
                                                                  Total
                                          Common       Stock Beneficial
Name                                    Stock(1)  Options(2)  Ownership
--------------------------------------------------------------------------------
Directors and Nominees:
Patricia C. Barron                         7,175       7,399     14,574
Ronald L. Bittner(3)                     153,165     346,199    499,364
Raul E. Cesan                              4,211       1,333      5,544
Brenda E. Edgerton                         6,365       6,449     12,814
Jairo A. Estrada                          17,409       7,999     25,408
Michael E. Faherty                         4,079      88,444     92,523
Daniel E. Gill                             7,987       7,999     15,986
Alan C. Hasselwander(4)                   35,256       5,265     40,521
Robert Holland, Jr.                        4,431       1,222      5,653
Douglas H. McCorkindale                    6,974       7,999     14,973
Dr. Leo J. Thomas                         25,821       7,999     33,820
Richard J. Uhl                             2,954      48,444     51,398

Named Executive
 Officers:
Ronald L. Bittner(3)                     153,165     346,199    499,364
Robert L. Barrett                         52,183      66,666    118,849
Kevin J. Bennis                           54,815      66,666    121,481
Jeremiah T. Carr                          20,636      75,532     96,168
Dale M. Gregory(5)                        36,487      80,866    117,353
Louis L. Massaro                          38,468      85,865    124,333

Directors and Executive
 Officers as a Group
 (17 persons)                            478,416     912,346  1,390,762
--------------------------------------------------------------------------------

(Footnotes to Management and Directors Stock
Ownership Table)

(1) Includes all shares which each Director, nominee or officer directly, or through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct the voting of such shares or to dispose or to direct the disposition of such shares. Amounts in this column include restricted stock. However, these amounts do not include shares which each such person has the right to acquire pursuant to options or other rights.

(2) Includes all shares which such persons have the right to acquire within the sixty days following February 1, 1997, pursuant to options or other rights. These amounts do not include shares which such persons have the right to acquire more than sixty days after that date.

(3) Includes 319 shares owned by members of Mr. Bittner's family. Mr. Bittner disclaims beneficial ownership of these shares.

(4) Includes 1,400 shares owned by Mr. Hasselwander's spouse. Mr. Hasselwander disclaims beneficial ownership of these shares.

(5) Includes 1,295 shares held by various trusts for the benefit of Mr. Gregory's children. Mr. Gregory's spouse is a co-trustee of each of these trusts. Mr. Gregory disclaims beneficial ownership of these shares.

Set forth below is the name, address and stock ownership of each person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of common stock.


Stock Ownership of Certain Beneficial Owners
as of February 1, 1997
-------------------------------------------------------------------------------
                                              Number of
Name and Address                              Shares of             Percent of
of Beneficial Owner                        Common Stock                  Class
-------------------------------------------------------------------------------
Delaware Management
 Holdings, Inc. (1)                          12,544,909                  7.66%
2005 Market Street
Philadelphia, Pennsylvania 19103

Steven C. Simon (2)                           5,105,244                   3.1%
1300 Nicolett Mall
Minneapolis, Minnesota 55403

James J. Weinert (2)                          3,384,112                   2.0%
1300 Nicolett Mall
Minneapolis, Minnesota 55403

-------------------------------------------------------------------------------

(1) Delaware Management Holdings, Inc., filed with the Securities and Exchange Commission a Schedule 13G, dated December 31, 1996, stating that it beneficially owned in the aggregate 12,544,909 shares of the Company's common stock in its capacity as the parent holding company of Delaware Management Company, Inc. In its Schedule 13G filing, Delaware Management Holdings, Inc., also disclosed that with respect to the shares it beneficially owns, it has sole voting power with respect to 858,880 shares, shared voting power with respect to no shares, sole dispositive power with respect to 12,106,809 shares, and shared voting and shared dispositive power with respect to 438,100 shares.

(2) Steven C. Simon and James J. Weinert have expressly affirmed that they together comprise a group in a Schedule 13D, dated March 17, 1995, filed with the Securities and Exchange Commission. Each holds sole voting and investment power with respect to his shares.

--------------------------------------------------------------------------------
Section 16(a) Beneficial Ownership
Reporting Compliance

The Company's Directors, executive officers and shareowners holding in excess of 10% of the common stock are required to file reports with the Securities and Exchange Commission and the New York Stock Exchange, with copies to the Company, concerning ownership of and transactions in the Company's common stock. Based solely on those reports furnished to the Company and related information, the Company believes that all such filing requirements for 1996 were complied with in a timely fashion.

--------------------------------------------------------------------------------
Report of Committee on Directors

Frontier believes that good corporate governance supports good financial performance and serves the best interests of the shareowners. As part of its efforts to encourage high standards of corporate governance, Frontier formed the Committee on Directors in 1993 to focus the Board's attention on corporate governance issues and to serve as the nominating committee. Since its formation, the Committee initiated several actions designed to increase the independence of the Board and to further align the interests of Directors with the interests of shareowners. Many of these actions were reported in the 1995 and 1996 proxy statements. During 1996, the Committee continued its efforts to improve Frontier's corporate governance.

  The Committee reviewed the complete set of existing Governance Guidelines and recommended certain changes. The guidelines establish the framework and standards for Board operation. The guidelines are described generally here.

  The Governance Guidelines set the size of the Board to be between 9 and 14 members who are each elected for a one-year term. Attendance is expected to be 100 percent with a minimum of 75 percent of meetings. The minimum number of Board meetings held each year is 5 and, for each Committee, is 2.

  The Governance Guidelines require that the Board be composed of primarily outside Directors and all Committees, except the Executive Committee, are composed of independent outside Directors. Retirement age is 70. If a Director's primary job changes, the Governance Guidelines require that the Director submit a resignation to the Committee on Directors which then recommends whether or not to accept it. Retirement is considered a job change in the context of this provision.

  The Committee monitors the stock ownership of the members of the Board and reports that all current outside Board members have met their respective stock ownership target. The stock ownership target is set as a multiple of four times the average annual compensation of a Director.

  The Committee reviewed Board member compensation and determined that a major shift was desirable to more closely align the Directors' interests with those of the shareowners. Thus, the Committee set the 1996 compensation package to require that the full retainer for each Board member and each Chair of a Committee be paid in the form of shares of Frontier common stock. The shareowners approved this plan at the April 24, 1996 Annual Meeting of shareowners. This plan remains in effect for 1997.

  In 1995, the Committee utilized a formal system of evaluation of each Director in its process of nomination of the slate of nominees submitted to shareowners for a vote at the Annual Meeting of Shareowners. This year the Committee introduced a full peer evaluation process which provided feedback to the individual Directors and to the Board as a whole with respect to strengths of the Board and areas for improvement.

  Your Committee on Directors will continue to review annually the governance standards and recommend improvements to the full Board of Directors.

Respectfully submitted,

The Committee on Directors
Patricia C. Barron (Chair)
Robert Holland, Jr.
Douglas H. McCorkindale
Dr. Leo J. Thomas
January 27, 1997

--------------------------------------------------------------------------------
Report of Committee on Management

Compensation Philosophy and Policy

We believe that a compensation program should offer performance-based compensation to its employees and reward employees whose results enable the Company to achieve its vision. The executive compensation program is designed to measure and enhance executive performance.

 The Company's executive compensation program has three components:

 . Base Salary
 . Annual Incentive Plan (Bonus)
 . Stock Incentive Plan

These components are designed to provide incentives and motivate key executives whose efforts and job performance will enhance the strategic well-being of the Company and maximize value to its shareowners. The program is also structured to attract and retain the highest caliber executives.

  The executive compensation program compensates the individual executive officers based on the Company's consolidated performance and the individual's contribution. The program is designed to be competitive with compensation programs offered by comparable employers.

  The Company retains William M. Mercer, Inc. to review its executive compensation program on an annual basis. Information from this consulting firm, as well as public information concerning salaries paid by companies in the telecommunications and related industries, is used to determine what a comparable firm would consider an appropriate performance-based compensation package for its executives.

  The analysis includes information from a self-constructed peer group of thirty publicly-traded companies in the telephone, long distance, cable television, and cellular and information technology industries. This group includes most of the companies reported in the Standard and Poor's Telephone Index and all of the companies reported in the Standard and Poor's Long Distance Index, together with additional companies. The Company's policy is to benchmark senior executive compensation levels within the third quartile of the comparative companies and to reward results based on performance. On a comparative basis, the base salary of the Company's CEO and its other executives, on average, would be considered within the third quartile of this group of peer companies.

Base Salary

The salaries of the executive officers, including Mr. Bittner, were determined based on the executive's performance and an analysis of base salaries paid executive officers having similar responsibilities in other companies. This analysis included the companies in the self-constructed peer group of thirty publicly-traded companies, together with additional companies from other industries with similar revenues and/or asset values. The base salaries of the executive officer positions, including that of the Chief Executive Officer, were set in 1995 and are commensurate with the positions' responsibilities. The salaries of persons who became executive officers subsequent to 1995 generally reflect this salary structure as well. This Committee continues to review executive salary levels in order to ensure they remain competitive.

  In addition to benchmarking comparative companies' salaries, Mr. Bittner's salary level was based upon a subjective assessment of his individual performance and responsibilities as well as overall corporate performance as measured by actual earnings per share and cash flow versus pre-established targets, strategic goals, and growth of the business. The other executive officers have similar measurements, but specific factors are more closely linked to individual responsibilities. No relative weights are attributed to any specific measurement factors.

Annual Incentive Plan (Bonus)

The Company's annual incentive plan is a bonus plan designed to provide performance-based compensation awards to executives for achievement during the past year. For executive officers, annual incentive awards are a function of individual performance and consolidated corporate results. Business unit performance is also a component of the annual incentive plan for those involved in line operations below the executive officer level. All participants are subject to a discretionary adjustment, either positive or negative, based on individual performance. The specified qualitative and quantitative criteria employed by the Committee in determining annual incentive awards vary individually and from year to year. These criteria, or targets, are established as a means of measuring executive performance. The corporate target for 1996 was an equally weighted earnings per share and cash flow target established by this Committee of the Board of Directors as an incentive to improve the financial performance of the firm and thus improve long-term stock performance. Performance objectives and associated payouts were established at the beginning of the year. The objectives are identified as threshold, standard and premier targets with standard performance yielding payouts at the median level competitively. Actual 1996 corporate performance was below the threshold level and, accordingly, there was no bonus payout, either for Mr. Bittner or for the other executives.

Stock Incentive Plan

This Committee believes that stock-based plans are an important component of executive compensation programs because they tie long-term compensation directly to the interests of shareowners. The Company's Management Stock Incentive Plan is designed to align executive compensation with the long-term performance of the Company's stock. Stock options issued in 1996 do not expire until 2006, and the exercise price is the closing price of the stock on the day the option was granted. This Committee makes a subjective determination of the specific stock option grant to be awarded to each executive officer. The factors considered by the Committee in making this determination are:

(a) the executive officer's past performance on previously set objectives;

(b) his or her expected future contribution to the long-term strategic goals and objectives of the Company; and

(c) industry practices.

No relative weights are attributed to any of these factors. All executive officers of the Company received options in 1996 based on their position in the Company, their contribution to the achievement of the Company's long-term objectives as assessed by Committee members based on their experience with the executive officers, and upon the recommendation of the chief executive officer. Upon this Committee's recommendation, the full Board awarded Mr. Bittner options based upon these factors.

  Two Executive Vice Presidents joined Frontier in March 1996 and received stock option grants and restricted stock awards at that time based upon their expected future contributions to the long-term strategic goals and objectives of the Company as recommended by the chief executive officer and as assessed by Committee members. Restricted stock awards issued to them in 1996 expire on December 31, 1999, and require that both passage of time and performance criteria be satisfied for vesting of shares to occur. Each executive must continue to be employed by the Company and specified stock price levels must also be achieved by certain dates for vesting to occur. No greater than one-third of an executive's award can be paid in either 1997 or 1998. On the grant date the Company's stock price was $30.8750 per share. The stock price performance vesting criteria for the first one-third of the grant is the achievement of at least a $36.00 stock price for twenty business days in a thirty business day period. Subsequent thirds will vest upon the achievement, for the same minimum duration, of stock prices of $41.00 and $46.00 and the passage of time.

Other Actions

The Committee believes that stock-based programs provide the best long-term incentives, are excellent motivators and better align the efforts of employees with the objectives of the shareowners. The Committee had previously established stock ownership guidelines for the Company's executives. These guidelines are described elsewhere in the Company's Proxy Statement.
  Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to the five highest paid executive officers unless certain requirements are met. The Management Stock Incentive Plan, specifically as it relates to performance-based restricted stock, is designed to comply with
Section 162(m) requirements. The Committee favors a pay-for-performance compensation program and intends to continue to review executive compensation plans in consideration of the regulation.
  No member of this Committee is a former or current officer or employee of the Company or any of its subsidiaries.

Respectfully submitted,

The Committee on Management
Daniel E. Gill (Chair)
Michael E. Faherty
Dr. Leo J. Thomas
January 27, 1997

--------------------------------------------------------------------------------
Performance Graph

The following graph charts the Company's cumulative total shareowner return performance against the Standard and Poor's Telephone Index, the Standard and Poor's Long Distance Index and the Standard and Poor's 500 Index. A variety of factors may be used in order to assess a corporation's performance. This Performance Graph, which reflects the Company's total return against the selected peer group, reflects one such method. The performance of the Standard and Poor's Telephone Index and the Standard and Poor's Long Distance Index are weighted by the stock market capitalization of the companies within each of these peer groups.

[PERFORMANCE GRAPH APPEARS HERE]

                             0   1992  1993  1994  1995  1996
Frontier Corporation      $100   $117  $151  $150  $211  $167
S&P Telephone Index       $100   $104  $114  $105  $158  $159
S&P 500 Index             $100   $108  $119  $121  $166  $202
S&P Long Distance Index   $100   $128  $143  $127  $172  $172

Compensation of Company Management

We have included the following tables and other information to help you understand the compensation of the Company's executives. These tables reflect the components of compensation paid the executive officers of Frontier Corporation. Specifically, these include salary, bonus, stock options and a long-term incentive plan. The Company does not provide its executives with stock appreciation rights.
  The Report of the Committee on Management of the Board of Directors appears on pages 6 through 8 of this Proxy Statement. This Report discusses the factors taken into consideration in setting Mr. Bittner's compensation and the compensation of the other executive officers. A Performance Graph showing the performance of the Company's stock as compared to the Standard and Poor's 500 Index, the Standard and Poor's Telephone Index, and the Standard and Poor's Long Distance Index appears on page 8 of this Proxy Statement.

Summary Compensation Table

The following table provides a summary of compensation paid to the CEO and the other five most highly compensated executive officers of the Company for services rendered to the Company and its subsidiaries over the past three fiscal years. The indicated titles are those currently held by each named executive officer.

-----------------------------------------------------------------------------------------------------------------------
                                                                                   Long Term
                                                                                  Compensation
-----------------------------------------------------------------------------------------------------------------------
                                    Annual Compensation                       Awards      Payouts
-----------------------------------------------------------------------------------------------------
                                                                Other      Securities
                                                               Annual      Underlying                     All Other
Name                                                          Compen-        Options/      LTIP             Compen-
and Principal                         Salary      Bonus        sation            SARs     Payouts            sation
Position                     Year         ($)        ($)        ($)/(2)/          (#)       ($)/(3)/           ($)/(4)/
-----------------------------------------------------------------------------------------------------------------------
R. L. Bittner                1996   $700,000         $0            $0       175,000               N/A           $11,276
Chairman and CEO             1995   $575,000   $660,000            $0       502,000          $222,850           $42,703
Frontier Corporation         1994   $408,333   $349,471            $0        88,800          $204,164           $41,369

R. L. Barrett /(1)/          1996   $231,250         $0       $84,670       200,000               N/A          $246,528
Executive Vice President     1995        N/A        N/A           N/A           N/A               N/A               N/A
Frontier Corporation and     1994        N/A        N/A           N/A           N/A               N/A               N/A
President--Network
Systems and Services

K. J. Bennis (1)             1996   $250,520         $0       $30,737       200,000               N/A          $  4,948
Executive Vice President     1995        N/A        N/A           N/A           N/A               N/A               N/A
Frontier Corporation and     1994        N/A        N/A           N/A           N/A               N/A               N/A
President--Frontier
Communications

J. T. Carr                   1996   $270,000         $0            $0       100,000               N/A          $  5,226
Executive Vice President     1995   $258,033   $208,466            $0        86,400          $ 67,182          $  8,152
Frontier Corporation and     1994   $200,275   $132,500       $ 8,330        22,000          $ 67,856          $ 10,508
Chairman Rochester
Telephone Corp.

D. M. Gregory                1996   $283,000         $0            $0       100,000               N/A          $  6,858
Senior Vice President        1995   $274,467   $193,315       $ 4,541        86,400          $ 71,545          $ 19,749
Frontier Corporation and     1994   $219,542   $131,600       $ 3,799        26,400          $ 65,556          $ 17,306
Vice President--
Business Development

L. L. Massaro                1996   $285,000         $0            $0       100,000               N/A          $  6,997
Executive Vice President     1995   $241,375   $219,199            $0       126,400          $ 68,127          $ 17,234
and Chief Financial and      1994   $189,442   $111,700            $0        22,000          $ 70,385          $ 16,600
Administrative Officer
Frontier Corporation
-----------------------------------------------------------------------------------------------------------------------

(Footnotes to Summary Compensation Table)

(1) Mr. Barrett and Mr. Bennis were each named an Executive Vice President effective March 26, 1996. Prior to that date, neither had received any remuneration for services to Frontier Corporation or any of its subsidiaries. See also Long-Term Incentive Plans - Awards in Last Fiscal Year Table at page 11.

(2) The amounts reported in this column for 1996 include $84,670 paid to Mr. Barrett to offset income tax liabilities incurred by him and $15,886 of personal travel services paid on behalf of Mr. Bennis pursuant to his employment agreement with the Company.

(3) The Performance Unit Plan was discontinued in 1994. The 1995 Performance Unit Plan awards were the final payouts under that plan. In 1995, certain of the named executives received awards of restricted stock for which vesting is subject to performance criteria as well as the passage of time and continued employment. Specifically, Mr. Bittner was awarded 100,000 restricted shares, Mr. Massaro was awarded 20,000 restricted shares, and Messrs. Carr and Gregory were each awarded 10,000 restricted shares. None of these restricted shares have yet vested. In 1996, Mr. Barrett and Mr. Bennis also were each awarded 50,000 restricted shares under this plan. None of these restricted shares have yet vested.

(4) "All Other Compensation" includes imputed income from term life insurance coverage and the Company's contributions to both the tax-qualified 401(k) and nonqualified defined contribution plans. For 1996, the dollar value of term life insurance coverage premiums paid by the Company for the benefit of the named executive officers was $1,476 for Mr. Bittner, $1,107 for Mr. Barrett, $729 for Mr. Bennis, $1,476 for Mr. Carr, $1,476 for Mr. Gregory and $1,476 for Mr. Massaro. The Company's 1996 contributions on behalf of the named executive officers to the tax-qualified 401(k) and nonqualified defined contribution plans, respectively, were as follows: $3,750 and $6,050 for Mr. Bittner; $3,750 and $375 for Mr. Barrett; $3,750 and $469 for Mr. Bennis; $3,750 and $0 for Mr. Carr; $3,750 and $1,632 for Mr. Gregory and $3,750 and $1,771 for Mr. Massaro. For Mr. Barrett, "All Other Compensation" also includes a special signing bonus of $80,000 and the reimbursement of relocation expenses in the amount of $161,296.

The following companion tables to the Summary Compensation Table list the stock options granted during the 1996 fiscal year to the named executive officers, their stock option exercises in 1996 and the aggregate options they held at the end of 1996, long-term incentive plan restricted stock awards granted during 1996, and the estimated retirement benefits which would be paid to them at age 65.

Option/SAR Grants in Last Fiscal Year

The following table of Individual Grants includes two columns designated as "Potential Realized Value." The calculations in those columns are based on hypothetical growth assumptions, proposed by the Securities and Exchange Commission, of 5% and 10% for stock price appreciation for the option term. There is no way to anticipate what the actual growth rate of the Company's stock price will be.

Individual Grants in 1996

------------------------------------------------------------------------------------------------------------------------------------
                                        Number of                                                        Potential Realized Value
                                        Securities        % of Total                                     at Assumed Annual Rates
                                       Underlying        Options/SARs                                   of Stock Price Appreciation
                                     Options/SARs         Granted to    Exercise or                           for Option Term
                                          Granted        Employees in    Base Price         Expiration -----------------------------
Name                                     (#)/(1)/        Fiscal Year      ($/Share)            Date             5% ($)      10% ($)
------------------------------------------------------------------------------------------------------------------------------------

R. L. Bittner                             175,000              5.83%      $31.625              5/01/06     $3,480,539    $8,820,368

R. L. Barrett                             200,000              6.66%      $30.875              3/26/06     $3,883,424    $9,841,360

K. J. Bennis                              200,000              6.66%      $30.875              3/26/06     $3,883,424    $9,841,360

J. T. Carr                                100,000              3.33%      $31.625              5/01/06     $1,988,879    $5,040,211

D. M. Gregory                             100,000              3.33%      $31.625              5/01/06     $1,988,879    $5,040,211

L. L. Massaro                             100,000              3.33%      $31.625              5/01/06     $1,988,879    $5,040,211
------------------------------------------------------------------------------------------------------------------------------------

(1) The option grants have the following material terms: exercise price is the market price (based on the closing price of the Company's common stock on the New York Stock Exchange) on the date of the option grant; 1/3 of the options granted may be exercised commencing one year following the grant date, a second 1/3 may be exercised commencing two years following the grant date, and the remaining 1/3 may be exercised commencing three years following the grant date. The option grant date for Messrs. Barrett and Bennis was March 26, 1996, and the option grant date for Messrs. Bittner, Carr, Gregory and Massaro was May 1, 1996. Options may not be transferred other than by will or the laws of descent and distribution. An option may be exercised upon written notice to the Company accompanied by payment in full for the shares being acquired. In the event of a "change in control" as defined by the Management Stock Incentive Plan, all options become immediately vested and exercisable.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

----------------------------- ------------ ----------------------------- -----------------------------
                                                 Number of Securities         Value of Unexercised In-
                                                Underlying Unexercised         the-Money Options/SARs
                    Shares                      Options/SARs at FY End                     at FY End/(2)/
                   Acquired       Value      ---------------------------   ----------- ----------------
                 On Exercise     Realized    Exercisable   Unexercisable   Exercisable    Unexercisable
----------------------------- ------------ -------------- -------------- ------------- ----------------
Name                      (#)    ($)/(1)/             (#)             (#)           ($)             ($)
----------------------------- ------------ -------------- -------------- ------------- ----------------
R. L. Bittner              0        N/A          288,531         539,269      $368,415         $85,023

R. L. Barrett              0        N/A                0         200,000            $0              $0

K. J. Bennis               0        N/A                0         200,000            $0              $0

J. T. Carr                 0        N/A           60,864         164,936      $103,340         $21,635

D. M. Gregory              0        N/A           64,998         166,402      $111,065         $23,360

L. L. Massaro              0        N/A           71,197         191,603      $ 92,652         $21,635
----------------------------- ------------ -------------- -------------- ------------- ----------------

(1) Aggregate market value of the shares acquired or covered by the option less the aggregate exercise price.

(2) Options are valued at the market value of Frontier Corporation common stock at December 31, 1996, (closing price of $22.625) less the per share option exercise price, multiplied by the number of exercisable/unexercisable options.


Long-Term Incentive Plans - Awards in Last Fiscal Year

                                 ------------------------------- --------------------
                                                      Number of       Performances or
                                                  Shares, Units    Other Period Until
                                                       or Other         Maturation or
                                 Name                Rights (#)                Payout
                                 ------------------------------- --------------------
                                 R. L. Bittner                0
                                 R. L. Barrett           50,000                   (1)
                                 K. J. Bennis            50,000                   (1)
                                 J. T. Carr                   0
                                 D. M. Gregory                0
                                 L. L. Massaro                0
                                 ------------------------------- --------------------

(1) Messrs. Barrett and Bennis each were awarded shares of restricted stock on March 26, 1996, under the Management Stock Incentive Plan which is a long-term incentive plan. Vesting is subject to performance criteria as well as the passage of time and continued employment. No greater than one-third of the award can be paid in either 1997 or 1998. The first third will vest upon achievement of at least a $36.00 stock price for twenty business days in a thirty business day period. The remaining two-thirds will vest upon the achievement of stock prices of $41.00 and $46.00 for twenty business days in a thirty business day period. Unvested restricted share awards expire on December 31, 1999. Recipients of restricted shares have full voting rights on the shares and are entitled to receive accumulated dividends when the shares vest. In the event of a "change in control" as defined by the Management Stock Incentive Plan, all restricted shares become immediately vested.

Pension Plans

The following table shows the estimated annual benefits payable upon retirement at age 65 to individuals in specified remuneration and years of service classifications. Furthermore, the amounts set forth are neither subject to any deduction for Social Security benefits or any other offsets nor adjusted to reflect maximum allowable benefits under the Internal Revenue Code.

  Certain of the Company's officers are participants in the Company's Management Pension Plan as supplemented by a Supplemental Management Pension Plan ("SMPP"). Of those listed in the Summary Compensation Table, Messrs. Bittner, Carr, Gregory and Massaro participate in these Plans. The annual aggregate pension benefit for an officer under these Plans is based upon several factors and is largely determined by the number of years of employment multiplied by a percentage of the officer's three consecutive years of highest average annual compensation preceding retirement.

 Both the Company's Management Pension Plan and the SMPP have been amended and were frozen effective December 31, 1996. Benefit calculations under both pension plans were increased by 20% for all plan participants who had five or more years of service under the Plans by December 31, 1996. Additionally, early retirement requirements were reduced by three years of service and three years of age as final enhancements to both plans.

Pension Plan Table

------------------------------------------------------------------------------------------------
Years of Service/
Remuneration                            (15)       (20)               (25)       (30)       (35)
------------------------------------------------------------------------------------------------
$250,000                              67,648     90,197            112,746    135,295    157,844
 300,000                              81,508    108,677            135,846    163,015    190,184
 350,000                              95,368    127,157            158,946    190,735    222,524
 400,000                             109,228    145,637            182,046    218,455    254,864
 450,000                             123,088    164,117            205,146    246,175    287,204
 500,000                             136,948    182,597            228,246    273,895    319,544
 550,000                             150,808    201,077            251,346    301,615    351,884
 600,000                             164,668    219,557            274,446    329,335    384,224
 650,000                             178,528    238,037            297,546    357,055    416,564
 700,000                             192,388    256,517            320,646    384,775    448,904
 750,000                             206,248    274,997            343,746    412,495    481,244
 800,000                             220,108    293,477            366,846    440,215    513,584
 850,000                             233,968    311,957            389,946    467,935    545,924
 900,000                             247,828    330,437            413,046    495,655    578,264
 950,000                             261,688    348,917            436,146    523,375    610,604
1,000,000                            275,548    367,397            459,246    551,095    642,944
1,050,000                            289,408    385,877            482,346    578,815    675,284
1,100,000                            303,268    404,357            505,446    606,535    707,624
------------------------------------------------------------------------------------------------

  Messrs. Bittner, Barrett, Bennis, Carr, Gregory and Massaro each have executive contracts which may pay a benefit in the event of a "Change in Control" of the Company. These contracts are explained in detail on page 13 of this Proxy Statement. With the exception of Messrs. Barrett and Bennis, each of them also participates in the Company's Pension Plan. Under SMPP, the service factor would include, subject to certain limitations, the amount of service for which payment is made to each of them under their respective executive contract.
  The SMPP also provides that in the event of a Change in Control of the Company, the Board may not terminate a participant's benefit and the Employees' Benefit Committee may not change prior decisions regarding a participant's service factor.
  Effective January 1, 1994, the Company established a Supplemental Executive Retirement Plan ("SERP") which covers Messrs. Bittner, Carr, Gregory and Massaro plus four other current executives. The Plan has an accrual and vesting schedule based on years of service and age. A maximum benefit of 60% of final compensation will be paid to an executive retiring at age 50 or older with 30 or more years of service. Payments made under the Company's Management Pension Plan and the Supplemental Management Pension Plan are included in determining the ultimate benefit payable under the SERP. However, in order to qualify for the SERP benefit, a covered executive must be at least 50 years of age. Executive officers who are not at least 50 years old when they retire would only receive the retirement benefits set forth in the above Pension Plan Table and would receive no SERP benefit. Effective December 31, 1999, the SERP will be frozen with no enhancements.
  For the purpose of the Management Pension Plan, annual compensation includes all taxable W-2 compensation plus deferred compensation. For the purpose of SMPP and the SERP, annual compensation is the same as that given in the Salary and Bonus columns of the Summary Compensation Table for the named executive officers. The number of years of employment of such individuals for the purposes of these Plans currently are as follows: Mr. Bittner-34; Mr. Carr-27; Mr. Gregory-24; and Mr. Massaro-28. Messrs. Barrett and Bennis are not covered by these Plans, have no years of employment for purposes of these Plans, and will receive no benefits under these Plans.
  Mr. Gregory has not yet reached the age of 50 years. Assuming he retired as of the current date, Mr. Gregory would receive a deferred pension based upon the amount reflected in the Pension Plan Table, and would receive no additional benefit under the SERP. Since Messrs. Bittner,

Carr and Massaro have each attained the age of 50 years and have respectively 34, 27 and 28 years of service credit, each is entitled to a full pension based on the amount reflected in the Pension Plan Table. If Mr. Bittner retired as of the current date, he would receive no SERP benefit because the amount he would receive under the current formula would exceed any SERP benefit. Assuming compensation at their respective January 31, 1997 level, if Mr. Carr were to retire, he would additionally receive an annual SERP benefit of $24,180; and if Mr. Massaro were to retire, he would receive an annual SERP benefit of $23,724.

Employment Contracts

Effective August 16, 1995, the Company entered into three year employment agreements, with provisions for annual renewals, with Messrs. Bittner, Carr, Gregory, and Massaro. Effective March 26, 1996, the Company also entered into three year employment agreements, with provisions for annual renewals, with Messrs. Barrett and Bennis. Each of these agreements provides for specific compensation, duties and terms and conditions of employment. Each agreement also provides that, in the event of a change in control (as defined in the agreement) which is followed within three (3) years by termination of employment under certain circumstances, the employee will be entitled to all accrued compensation, a pro rata bonus, a cash severance payment (as determined under the agreement), the cash value of certain retirement amounts (if applicable and as determined under the agreement) and continuation for three years of certain health and life insurance benefits. Additionally, in the event any of these amounts are determined to trigger an Excise Tax (as defined in the agreement), the employee may also be entitled to a Gross-Up Payment (also as defined in the agreement).
  Robert Barrett and Kevin Bennis each became an employee of Frontier Corporation effective March 26, 1996, and received normal and customary inducements to enter into an employment arrangement with the Company. These included temporary housing, relocation support, stock option grants and restricted stock awards. Frequently, such inducements may also include special signing bonuses or forgivable loans. Mr. Barrett received a one-time signing bonus in the amount of $80,000. Effective April 1, 1996, Frontier Corporation loaned Mr. Bennis the sum of $250,000 for a term of three years, with interest at the applicable federal rate in effect for the month of April 1996. One-third of the principal and all of the accrued interest is to be forgiven on each of the first three anniversaries of the loan. Forgiveness is conditioned upon Mr. Bennis' continued employment with the Company. Should Mr. Bennis leave Frontier Corporation for any reason before the end of the three year period, the balance remaining and interest thereon at the prime rate plus 1% will become immediately due and payable. In March 1997, the Company made a personal loan to Mr. Bittner in the sum of $300,000 for a term of five years, with interest at the applicable federal rate. Mr. Bittner is obligated to repay one-fifth of the principal and all of the accrued interest annually on the anniversary of the loan.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The members of the Committee on Management at the end of the last completed fiscal year were Mr. Faherty, Mr. Gill (Chair) and Dr. Thomas. None of these persons were, during 1996 or previously, an officer or employee of the Company or any of its subsidiaries.
  The full Board of Directors accepted the recommendation of the Committee on Management concerning Mr. Bittner's compensation. Mr. Hasselwander is a former officer of the Company and, during 1996, he participated in those deliberations of the Company's Board of Directors in which the Board accepted the Committee on Management's recommendations concerning executive officer compensation. Mr. Hasselwander is not a member of the Committee on Management. No executive officer of the Company has, during 1996 or previously, served as a director or member of the compensation committee of any other entity that has an executive officer who serves or has served either as a member of the Committee on Management or as a member of the Board of Directors of Frontier Corporation.

Indemnification of Certain Persons

As authorized by New York State Law, the Company and its subsidiaries have purchased insurance from the Chubb Group, Gulf Insurance Company, and Reliance National, insuring the Company and its subsidiaries against amounts they may pay as a result of indemnifying their officers and Directors for certain liabilities such officers and Directors might incur. These insurance policies also insure all officers and Directors of the Company and its affiliates for additional liabilities against which such officers and Directors may not be indemnified by the Company and its affiliates. The insurance was renewed on May 21, 1996 for a period of one year. During 1996, the Company paid $510,407 for this insurance.

Proposal 2-Election of Public Accountants

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

The Company's public accountants are Price Waterhouse LLP. At the Annual Meeting, the shareowners will consider and vote upon a proposal to elect public accountants for the Company's fiscal year ending December 31, 1997. The Audit Committee of the Board of Directors has recommended that Price Waterhouse LLP be re-elected as public accountants for that year. No member of the Audit Committee is an officer or employee of the Company. The Board of Directors unanimously recommends that you vote FOR this proposal. Proxies solicited by the Board of Directors will be voted FOR the foregoing proposal unless otherwise indicated. Approval of this proposal will require the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of the common stock outstanding.
  Representatives of Price Waterhouse LLP will be present at the Annual Meeting to make a statement, if they wish, and to respond to appropriate questions from shareowners.

Proposal 3-Shareowner Proposal Regarding Executive Change in Control
Arrangements

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

Proxies solicited by the Board of Directors will be voted AGAINST the following proposal unless otherwise indicated. Approval of this proposal will require the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of the common stock outstanding.


Local 1170, Communications Workers of America, 1451 Lake Avenue, Rochester, New York 14615, advises that it holds 9,299 shares of the Company's common stock, and that it intends to present the following proposal for consideration and action at the Annual Meeting. Local 1170 primarily represents certain network installation and repair employees of one of the Company's subsidiaries.

Resolution Proposed by Shareowner

RESOLVED, that Frontier Corporation Board of Directors should adopt a policy against making any future compensation awards to the officers and directors of this Corporation, which are contingent on a change of control of the corporation, unless such compensation awards are submitted to a vote of the shareholders and approved by a majority of the votes cast.

Statement of Support by Proponent Local 1170, Communications Workers of America

Golden Parachutes are lucrative compensation awards, which are provided to senior executives. They are made contingent on a change of control, usually through a merger or acquisition of the corporation, and are often awarded without the approval of shareholders.
  In our view, a conflict of interest is created when executives are awarded special compensation that is to be paid only in the event of a future merger or acquisition. Such awards provide management with a personal financial incentive to perform their duties in a way that might be detrimental to shareholder interests.
  Management's first priority should be to maximize shareholder value. However, actions that might temporarily diminish or restrain the growth of shareholder value may make the company look more attractive as the potential target of a merger or acquisition. In the alternative, management may be tempted to support a merger or acquisition proposal without seeking a better deal for shareholders.
  Under these circumstances, it does not seem prudent to give senior managers lucrative compensation awards, but only in the event that their jobs are terminated as a result of a merger or acquisition. A shareholder vote would allow the owners of the Frontier Corporation to decide for themselves whether golden parachutes are in their best interests.

Statement in Opposition by Board of Directors

Your Board of Directors believes that aligning the executive team's interests with your interests is one of the most effective ways to enhance shareowner value. The Company's benefit plans and shareownership targets, described elsewhere in this Proxy Statement, promote this unity of interest by encouraging members of your Board and the senior management to own Company common stock and by incenting management to perform in the shareowners' interest.
  We believe that change in control arrangements do not create a conflict of interest as suggested by the Proponent. Rather, change in control arrangements encourage management to assess takeover bids or tender offers objectively and with less concern with how they may be personally affected. Often, senior management lose their positions following a change in control. The real possibility of losing one's regular source of income may conflict with an executive's objective evaluation of potential business combinations and arrangements which could result in a change in control. Your Board believes change in control arrangements are in your best interest because they encourage both continuity and cooperation of management during a period of uncertainty and provide management a minimal level of financial security in the event of a potential job loss, thereby eliminating a potential conflict of interest and allowing them to focus solely on the best interests of shareowners.

 Only one Director is an employee of the Company, and only non-employee Directors may approve change in control executive contracts. We believe that the normal scope of our responsibilities includes approving executive compensation arrangements and obtaining and retaining effective management. Additionally, we firmly believe that requiring shareowner approval of these arrangements is not in your best interests. The requirement suggested by the Proponent disadvantages you because it would result in substantial delays in adopting new arrangements and would severely limit your Board's flexibility. In fulfilling our responsibility to you, we believe your interests are best served if your Board has the power to react quickly to changing economic and business conditions.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not intend to present any matter for action at the Annual Meeting other than those set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, the holders of the proxies will act in accordance with their best judgment. In the event a nominee is unable to serve, the proxies will vote upon a substituted nominee.
  An admission ticket will be required to enter the Annual Meeting. Please use the form attached to your proxy card to request your ticket. Ticket requests after April 18, 1997 should be made by calling the Shareowner Line, 1-800-836-0342. If you hold your shares through your broker or otherwise are not a record holder, you may be asked to show evidence of your share position in order to enter the Annual Meeting.

Future Proposals of Shareowners

In order to be eligible for inclusion in the proxy materials for the Company's 1998 Annual Meeting of Shareowners, any shareowner proposal to take action at such meeting must be received at the Company's principal executive offices by November 24, 1997. Any such proposal should be addressed to 180 South Clinton Avenue, Rochester, New York 14646, Attention: Josephine S. Trubek, Corporate Secretary.
  In addition, the Company's By-Laws establish an advance notice procedure with regard to certain matters, including shareowner proposals not included in the Company's proxy statement, to be brought before an annual meeting of shareowners. In general, in order to bring a matter before the meeting, notice must be received by the Corporate Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareowner proposing such matters. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than the anniversary date, notice must be received not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which the public announcement of the date of such meeting is first made. However, if a shareowner complies with the requirements to have a proposal included in the proxy materials, he or she is deemed to have complied with this advance notice procedure. If a shareowner who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear or send a qualified representative to present that proposal at the meeting, the Company need not present the proposal for a vote at the meeting. In order to provide an admission card, we do ask that if a proposal is to be presented by a qualified representative, the shareowner advise us of the identity of the person who will be presenting the proposal.

March 24, 1997

[LOGO OF FRONTIER CORPORATION APPEARS HERE]

Frontier Corporation

Frontier Center
180 South Clinton Avenue
Rochester, New York 14646-0700


                [MAP OF DOWNTOWN DENVER, COLORADO APPEARS HERE]


                    [MAP OF THE WESTIN HOTEL APPEARS HERE]

                               The Westin Hotel*
                               1672 Lawrence Street
                               303-572-9100

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS.  THE SHARES REPRESENTED BY THIS PROXY WILL BE
VOTED AS DIRECTED.  IF NO DIRECTION TO THE CONTRARY IS
INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF
ALL NOMINEES AND PUBLIC ACCOUNTANTS AND AGAINST THE
SHAREOWNER PROPOSAL, NUMBER 3.

[_]   Yes, I plan to attend the 1997 Annual Meeting.


Dated_______________, 1997


                   (Please sign exactly as name appears below)


                   _______________________________________



             (Cut along dotted line)
---------------------------------------------------------------

Ticket Request

   Use this Form to request your admission ticket if you plan to attend the Annual Meeting of Shareowners at 10:30 a.m., local time, on Friday, May 2,
1997, at the Westin Hotel, Tabor Center in Denver, Colorado. Complete the form by typing or printing your name and address. If your request is received by April 18, 1997, an admission ticket will be mailed to you. All other admission tickets will be provided beginning at 9:30 a.m. at the registration desk for the meeting. (Doors to the meeting will not open before 9:30 a.m.) The envelope provided for the return of your proxy card should also be used to return this form. Alternatively, tickets may be requested by calling the Shareowner Line, 1-800-836-0342. If you hold your shares through your broker or otherwise are not a record holder, we may require you to show evidence of your share position before you will be allowed into the Annual Meeting.


NOTE: If your shares are not registered in your own name, please advise the shareowner of record (i.e., your bank, broker, trustee, etc.) that you wish to attend the meeting. The registered owner must provide you with evidence of your stock ownership so that you may gain admittance to the meeting.


I plan to attend the meeting.
(Please print or type)

Name______________________________________________________________

Street____________________________________________________________

City______________________________________________________________

State_____________________________Zip Code________________________

Frontier (LOGO)              Proxy For Common Shares
   CORPORATION

   I authorize each of Ronald L. Bittner and/or Josephine S. Trubek, or substitutes selected by them, to vote all shares of Frontier Corporation which I am entitled to vote at the Annual Meeting of Shareowners on May 2, 1997, or at any adjournment thereof, as specified below:

   The Board of Directors recommends a vote FOR Proposals 1 and 2 and AGAINST Proposal 3:

1. NOMINEES FOR DIRECTORS: Patricia C. Barron, Ronald L. Bittner,
   Raul E. Cesan, Brenda E. Edgerton, Jairo A. Estrada, Michael E. Faherty, Daniel E. Gill, Alan C. Hasselwander, Robert Holland, Jr., Douglas H. McCorkindale, Dr. Leo J. Thomas, and Richard J. Uhl

   [_] VOTE FOR all nominees listed above, except for the following (if any):


   ________________________________________________________________________

   [_] VOTE WITHHELD from ALL nominees

                                              FOR   AGAINST   ABSTAIN

2. Election of Price Waterhouse LLP as        [_]    [_]       [_]
   Public Accountants

                                              FOR   AGAINST   ABSTAIN

3. Approval of the Shareowner Proposal        [_]    [_]       [_]
   Regarding Executive Change in Control
   Arrangements

4. To vote in favor of any substituted director if a nominee is unable to serve and to act in their discretion upon such other matters which may properly come before the meeting, or which are incident to the conduct of the meeting, or which the Board of Directors does not know, at the time of this solicitation, will be presented at the meeting.


            CONTINUED, and to be signed and dated, on REVERSE SIDE